As filed with the Securities and Exchange Commission on December 19, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Telix Pharmaceuticals Limited
(Exact Name of Registrant as Specified in Its Charter)

Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Telix Pharmaceuticals Limited 55 Flemington Road North Melbourne, Victoria, 3051, Australia	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Equity Incentive Plan Rules
Telix Pharmaceuticals (US) Inc. Employee Stock Purchase Plan Rules
(Full Title of the Plan)

Telix Pharmaceuticals (US) Inc.
11700 Exit 5 Pkwy, Suite 200
Fishers, Indiana 46037
Tel: (317) 588-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are on file with the Commission, are incorporated in this registration statement (“Registration Statement”) by reference:

(a)          The Registrant’s effective registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act on October 30, 2024 (File No. 001-42128), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b)          The description of the ordinary shares, no par value, and American Depositary Shares, each representing one ordinary share, no par value, contained in the Registrant’s registration statement on Form 20-F filed pursuant to Section 12 of the Exchange Act on October 30, 2024 (File No. 001-42128), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB, 1317HC or 1317HE of the Australian Corporations Act;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

○	in defending or resisting proceedings in which the person is found to have a liability for which they cannot be indemnified as set out above;

○	in defending or resisting criminal proceedings in which the person is found guilty;

○
in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for the court order); or

○	in connection with proceedings for relief to the person under the Australian Corporations Act, in which the court denies the relief.

Constitution. The Registrant’s Constitution provides that, except to the extent prohibited by the law including under the Australian Corporations Act, the Registrant must indemnify every person who is or has been a director, alternate director or executive officer of the Registrant and such other officers or former officers of the Registrant or of its related bodies corporate as the board of directors in each case determines against all losses, liabilities, costs, charges and expenses incurred by that person as an officer.

Indemnification and Insurance Agreements. Pursuant to Deeds of Access, Insurance and Indemnity, the Registrant has agreed to indemnify the Registrant’s executive officers and non-employee directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. The Registrant also maintains insurance policies that indemnify the Registrant’s directors and executive officers against various liabilities arising under the Securities Act or the Exchange Act, that might be incurred by any director or officer in his or her capacity as such. The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement, to indemnify the Registrant, the Registrant’s officers and the Registrant’s directors against liabilities under the Securities Act.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description
4.1	Constitution of the Registrant (incorporated herein by reference to Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F, filed on October 30, 2024 (File No. 001-42128)).

4.2
Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and all Holders and Beneficial Owners of American depositary receipts issued thereunder (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form 20-F, filed on October 30, 2024 (File No. 001-42128)).

5.1*	Opinion of Herbert Smith Freehills.

23.1*	Consent of PricewaterhouseCoopers.

23.2*	Consent of Herbert Smith Freehills (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages of this registration statement).

99.1*	Equity Incentive Plan Rules.

99.2*	Telix Pharmaceuticals (US) Inc. Employee Stock Purchase Plan Rules.

107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

1.            Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           Item 512(b) of Regulation S-K.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on December 19, 2024.

Telix Pharmaceuticals Limited

By:	/s/ Dr. Christian Behrenbruch
Dr. Christian Behrenbruch
Group Chief Executive Officer and Managing Director

POWERS OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Christian Behrenbruch, Lena Moran-Adams and Darren Smith to act as his/her true and lawful attorney-in-fact and agent, with full power of substitution, for him/her and in his/her name, place and stead, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities listed below, as of December 19, 2024.

Signature	Title

/s/ Dr. Christian Behrenbruch	Group Chief Executive Officer and Managing Director
Dr. Christian Behrenbruch	(Principal Executive Officer)

/s/ Darren Smith	Group Chief Financial Officer
Darren Smith	(Principal Financial and Accounting Officer)

/s/ H Kevin McCann AO	Director and Chairman
H Kevin McCann AO

/s/ Mark Nelson	Director
Mark Nelson

/s/ Tiffany Olson	Director
Tiffany Olson

/s/ Jann Skinner	Director
Jann Skinner

Signature of Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Telix Pharmaceuticals Limited has signed this Registration Statement on December 19, 2024.

Telix Pharmaceuticals (US) Inc.
Authorized Representative in the United States

By:	/s/ Christian Krautkramer
Name: Christian Krautkramer
Title: Group Deputy General Counsel